BOUGTON LAW CORPORATION

Suite 700-595 Burrard Street, P.O. Box 49290 Vancouver, B.C. Canada V7X IS8

Tel: (604)687-6789 Fax: (604)647-6733

May 6th, 2013

E-World USA Holding, Inc.

Re: Compliance with the laws of Canada by E-World USA Holding, Inc.

Gentlemen:

Our firm has acted as your counsel and rendered a legal opinion attached hereto (the “Opinion”) in connection with issues relating to compliance with the laws of Canada by E-World USA Holding, Inc. (the “Company”).

Notwithstanding the disclosure concerning compliance with the laws of Canada by E-World USA Holding, Inc., based on the reasons set forth in the Opinion, we are of the opinion that the business activities of E-World USA Holding, Inc. as described in the Opinion are in full compliance with the laws of Canada.

We hereby consent to the discussion of the Opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the “Interests of Named Experts” section of the Registration Statement.

Very truly yours,

Boughton Law Corp.

/s/ Joy Ren, Lawyer